[LETTERHEAD OF UNITED NATURAL FOODS, INC.]


For Immediate Release
June 4, 2003

                      UNITED NATURAL FOODS REPORTS RESULTS
                     FOR THIRD QUARTER ENDED APRIL 30, 2003

             Earns $0.31 per diluted share excluding special items,
                 $0.29 per diluted share including special items

Dayville, Connecticut - June 4, 2003 -- United Natural Foods, Inc. (Nasdaq:
UNFI) today reported net income of $5.8 million, or $0.29 per share on a diluted basis, for the third quarter of fiscal 2003, ended April 30, 2003. Net income for the third quarter of fiscal 2003, excluding special items, was $6.2 million or $0.31 per share on a diluted basis.

Net sales for the third quarter of fiscal 2003 were $363.6 million, an increase of 21% from the $300.4 million recorded in the third quarter of fiscal 2002. This increase included growth in the mass market and independent distribution channels of approximately 21% and 38%, respectively. Sales in the supernatural distribution channel decreased by approximately 3% compared to the same period last year primarily due to the previously announced transition of the Company's former second-largest customer to a new primary distributor. These results included a full quarter of the net sales resulting from the acquisitions of Blooming Prairie and Northeast Cooperatives. Sales for the third quarter of fiscal 2003, excluding the effect of acquisitions, were relatively flat compared to the same period last year.

Net income increased 9.4% to $5.8 million, or $0.29 per diluted share, for the third quarter of fiscal 2003 compared to $5.3 million, or $0.27 per diluted share, in the same period last year. Net income for the third quarter of fiscal 2003, excluding the effect of special items, increased 11.2% to $6.2 million, or $0.31 per diluted share, compared to $5.6 million, or $0.29 per diluted share, excluding special items, for the same period last year.

The special items for the third quarter of fiscal 2003 included non-cash expense related to the change in fair value of interest rate swaps and related option agreements caused by unfavorable changes in yield curves. In addition, special items included labor, moving and other costs related to the expansion of the Company's Chesterfield, New Hampshire distribution facility. Special items for the third quarter of fiscal 2002 consisted of moving and other costs related primarily to the start up of the Company's southern California distribution facility and non-cash income related to the change in fair value of interest rate swaps and related options agreements.

The following table details the amounts and effect of these items:

--------------------------------------------------------------------------------
Quarter Ended April 30, 2003                    Pretax               Per diluted
(in thousands, except per share data)           Income   Net of Tax     share
                                                ------   ----------     -----

Income, excluding special items:               $10,162     $6,199       $0.31

Less: special items expense
Interest rate swap agreements (change in
value of financial instruments)                    360        220        0.01

Costs related to expanding Chesterfield,
New Hampshire distribution center
(included in operating expenses)                   336        205        0.01

--------------------------------------------------------------------------------
Income, including special items:               $ 9,466     $5,774       $0.29
================================================================================

--------------------------------------------------------------------------------
Quarter Ended April 30, 2002                    Pretax               Per diluted
(in thousands, except per share data)           Income   Net of Tax     share
                                                ------   ----------     -----

Income, excluding special items:                $9,284     $5,570       $0.29

Less:  special items (income) / expense
Moving and other startup costs related to
southern California distribution center
(operating expenses)                               720        431        0.02

Interest rate swap agreements (change in
value of financial instruments)                   (234)      (140)      (0.01)

--------------------------------------------------------------------------------
Income, including special items:                $8,798     $5,279        0.27*
================================================================================

*Total reflects rounding

All non-GAAP numbers have been adjusted to exclude special charges. A reconciliation of specific adjustments to GAAP results for the third quarter of fiscal 2003 and the same period last year is included in the financial tables shown above. A description of the Company's use of non-GAAP information is provided under "Non-GAAP Results" below.

Comments from Management

Steven Townsend, President and Chief Executive Officer of United Natural Foods, said, "Our solid third quarter performance reflects continued strong consumer demand for natural foods as well as our commitment to effectively service customers at the highest levels. Operationally, we continue to focus on the integration of our recent acquisitions, and have seen the benefits with improved operating margins over the second quarter of this year. The improvements have come about through our ability to gain efficiencies in our purchasing practices and by leveraging operating expenses. Additionally, we have completed the expansion of our Chesterfield, New Hampshire distribution center and we are on track to consolidate Northeast Cooperatives' Brattleboro division into our Chesterfield facility this June."

The Company believes that sales growth for the fourth quarter of fiscal 2003 will be in the 15% - 19% range. The Company believes earnings per diluted share for the fiscal year ending July 31, 2003 will be $1.18 - $1.20, consistent with previous guidance.

Conference Call

Management will conduct a conference call and audio webcast at 11:00 a.m. ET on June 4, 2003 to review the Company's quarterly results, market trends and outlook. The conference call dial-in number is 703-871-3597. The audio webcast will be available, on a listen only basis, via the Internet at www.viavid.com or at the Investor Relations section of the Company's website, www.unfi.com.

Please allow extra time to the webcast to visit the site and download any software required to listen to the Internet broadcast. The online archive of the webcast will be available for 30 days.

About United Natural Foods

United Natural Foods, Inc. carries and distributes over 30,500 products to more than 11,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores and independent retail operators.

                             Financial Tables Follow

For more information on United Natural Foods, Inc., visit the Company's web-site at www.unfi.com.

AT THE COMPANY:                   FRB | Weber Shandwick
--------------------------------------------------------------------------------
Rick Puckett                      Joseph Calabrese           Vanessa Schwartz
Chief Financial Officer           General Information        Analyst Information
(860) 779-2800                    (212) 445-8434             (212) 445-8433

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding United Natural's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Commission on March 17, 2003, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. United Natural is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws.

Non-GAAP Results: To supplement its financial statements presented on a GAAP basis, the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude special charges. The Company believes that the use of these additional measures is appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future as these special charges are not expected to be part of the Company's ongoing business. The adjustments to the Company's GAAP results are made with the intent of providing both management and investors with a more complete understanding of the underlying operational results and trends and its marketplace performance. For example, these adjusted non-GAAP results are among the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States. A comparison and reconciliation from non-GAAP to GAAP results is included in the tables within this release.

                   UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                        QUARTER ENDED            NINE MONTHS ENDED
                                                          APRIL 30,                  APRIL 30,
(In thousands, except per share data)                2003         2002          2003          2002

Net sales                                          $363,611     $300,362     $1,013,050     $866,139

Cost of sales                                       290,056      239,408        807,222      688,733

                                                   --------     --------     ----------     --------
        Gross profit                                 73,555       60,954        205,828      177,406
                                                   --------     --------     ----------     --------

Operating expenses                                   61,930       50,175        173,301      147,395

Restructuring and asset impairment charges               --           --             --          424

Amortization of intangibles                             130           56            234          134

                                                   --------     --------     ----------     --------
        Total operating expenses                     62,060       50,231        173,535      147,953
                                                   --------     --------     ----------     --------

        Operating income                             11,495       10,723         32,293       29,453
                                                   --------     --------     ----------     --------

Other expense (income):
    Interest expense                                  1,811        1,934          5,729        5,323
    Change in value of financial instruments            360         (234)         1,839        2,195
    Other, net                                         (142)         225           (562)         110

                                                   --------     --------     ----------     --------
        Total other expense                           2,029        1,925          7,006        7,628
                                                   --------     --------     ----------     --------

        Income before income taxes                    9,466        8,798         25,287       21,825

Income taxes                                          3,692        3,519         10,020        8,730

                                                   --------     --------     ----------     --------
        Net income                                 $  5,774     $  5,279     $   15,267     $ 13,095
                                                   ========     ========     ==========     ========

Per share data (basic):

        Net income                                   $0 .30     $   0.28     $     0.80     $   0.69
                                                   ========     ========     ==========     ========

Weighted average basic shares of common stock        19,242       19,049         19,155       18,874
                                                   ========     ========     ==========     ========

Per share data (diluted):

        Net income                                 $   0.29     $   0.27     $     0.78     $   0.68
                                                   ========     ========     ==========     ========

Weighted average diluted shares of common stock      19,750       19,493         19,636       19,304
                                                   ========     ========     ==========     ========

In consideration of guidance issued by the Financial Accounting Standards Board's Emerging Issues Task Force Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor, vendor payments received for advertising arrangements formerly classified as reductions of operating expenses have been re-classified as a reduction of cost of sales for all the periods presented. These changes reduce cost of sales and also increase operating expenses by $3.1 million and $2.6 million in the third quarters of fiscal 2003 and 2002, respectively, and $8.4 million and $7.6 million in the first nine months of fiscal 2003 and 2002, respectively. This accounting change had no impact on reported operating income, net income or earnings per share for any of the periods presented.

                   UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                    UNAUDITED

                                                               APRIL 30,           JULY 31,
(In thousands)                                                   2003                2002
                                                                 ----                ----

ASSETS
------
Current assets:
    Cash                                                          $   4,956     $  11,184
    Accounts receivable, net                                         91,982        84,303
    Notes receivable, trade                                             549           513
    Inventories                                                     161,205       131,932
    Prepaid expenses                                                  6,645         4,493
    Deferred income taxes                                             4,612         4,612
    Refundable income taxes                                              --            58
                                                                  ---------     ---------
       Total current assets                                         269,949       237,095

Property & equipment, net                                            99,233        82,702

Other assets:
    Notes receivable, trade, net                                      1,354           956
    Goodwill                                                         60,901        31,399
    Intangibles, net                                                  1,150           248
    Other, net                                                        2,678         2,057
                                                                  ---------     ---------
       Total assets                                               $ 435,265     $ 354,457
                                                                  =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
    Notes payable - line of credit                                $  96,842     $ 106,109
    Current installments of long-term debt                            3,830         1,658
    Current installment of obligations under capital leases             742         1,037
    Accounts payable                                                 77,290        52,789
    Accrued expenses                                                 26,244        18,185
    Financial instruments                                             7,459         5,620
    Income taxes payable                                              2,651            --
                                                                  ---------     ---------
       Total current liabilities                                    215,058       185,398
  Long-term debt, excluding current installments                     38,772         7,677
  Obligations under capital leases, excluding current
    installments                                                      1,200           995
                                                                  ---------     ---------
       Total liabilities                                            255,030       194,070
                                                                  ---------     ---------

Stockholders' equity:
    Preferred stock, $.01 par value, authorized 5,000
      shares; none issued and outstanding
    Common stock, $.01 par value, authorized 50,000 shares;
      issued and outstanding 19,454 at April 30,
      2003; issued and outstanding 19,106 at July 31, 2002              194           191
    Additional paid-in capital                                       84,167        79,711
    Unallocated shares of ESOP                                       (1,972)       (2,094)
    Retained earnings                                                97,846        82,579
                                                                  ---------     ---------
       Total stockholders' equity                                   180,235       160,387
                                                                  ---------     ---------

Total liabilities and stockholders' equity                        $ 435,265     $ 354,457
                                                                  =========     =========

                   UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                       NINE MONTHS ENDED
                                                                            APRIL 30,
                                                                        2003         2002
                                                                        ----         ----
(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                           $ 15,267     $ 13,095
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                                       7,663        5,899
    Change in fair value of financial instruments                       1,839        2,195
    (Gain) loss on disposals of property & equipment                      (18)         295
    Deferred income tax benefit                                            --         (921)
    Provision for doubtful accounts                                     1,952        1,379
    Changes in assets and liabilities, net of acquired companies:
      Accounts receivable                                              (2,279)      (9,197)
      Inventory                                                        (6,575)     (28,928)
      Prepaid expenses                                                   (183)        (172)
      Refundable income taxes                                              58          366
      Other assets                                                     (2,029)      (1,679)
      Notes receivable, trade                                              31           29
      Accounts payable                                                  9,606       11,537
      Accrued expenses                                                    806        7,033
      Income taxes payable                                              2,651        1,727
                                                                     --------     --------

        Net cash provided by operating activities                      28,789        2,658
                                                                     --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of acquired businesses, net of cash acquired            (43,964)         (19)
    Proceeds from disposals of property and equipment                      60           31
    Capital expenditures                                              (14,975)     (23,633)
                                                                     --------     --------
        Net cash used in investing activities                         (58,879)     (23,621)
                                                                     --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net (repayments) borrowings under note payable                     (9,267)      39,011
    Repayments on long-term debt                                       (1,282)     (20,739)
    Proceeds from long-term debt                                       30,954        1,234
    Principal payments of capital lease obligations                    (1,002)        (840)
    Proceeds from exercise of stock options                             4,459        2,402
                                                                     --------     --------
        Net cash provided by financing activities                      23,862       21,068
                                                                     --------     --------

NET (DECREASE) INCREASE IN CASH                                        (6,228)         105
Cash at beginning of period                                            11,184        6,393
                                                                     --------     --------
Cash at end of period                                                $  4,956     $  6,498
                                                                     ========     ========

Supplemental disclosures of cash flow information:
    Cash paid during the period for:
        Interest                                                     $  5,591     $  5,240
                                                                     ========     ========
        Income taxes, net of refunds                                 $  4,598     $  8,980
                                                                     ========     ========

In the nine months ended April 30, 2003 and 2002, the Company incurred $0 and $628, respectively, of capital lease obligations. In the nine months ended April 30, 2002 the fair value of common stock issued for the acquisition of subsidiary was $4,250.